Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES

ITS FIRST COMPANY OPERATED HORIZONTAL WOLFCAMP GAS COMPLETION AND ACQUISITION OF ADDITIONAL LEASEHOLD IN NEW MEXICO PROJECT

MIDLAND, Texas, (BUSINESS WIRE), April 25, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced the results of its first Company operated well in its New Mexico Wolfcamp horizontal gas project. The Boxtop 1921-1 Federal No. 1 well is currently flowing to permanent gas sales at a restricted pipeline rate of approximately 6,300 Mcf of gas per day (2,280 Mcf of gas per day, or 380 BOE per day, net to Parallel), with flowing pressure of 780 pounds per square inch. The Company anticipates the availability of additional “take-away” line capacity around May 1, 2006.

This well is located in Area 3 of the Company’s Wolfcamp gas project approximately 22 miles southwest of Artesia, New Mexico. It was originally drilled to a total depth of 7,610 feet under a farm-out agreement as an obligatory, but unsuccessful, Morrow formation test. The well was subsequently plugged backed to the Wolfcamp formation where a horizontal lateral of approximately 2,600 feet was drilled, cased, cemented and selectively perforated and fracture stimulated in three stages. Parallel owns working and net revenue interests in the Boxtop 1921-1 Federal No. 1 well of approximately 47% and 36%, respectively.

A second well, the Mara State No. 1, has reached total depth with a lateral length of approximately 3,850 feet. A third well, the Match Box Federal No. 1, is currently drilling ahead approximately 850 feet out in the horizontal portion of the well, with a projected lateral length of approximately 4,000 feet. These two wells are located east of the Boxtop 1921-1 Federal No. 1 well at distances of approximately 1 ¼ miles and ¾ mile, respectively. Parallel’s working and net revenue interests are approximately 75% and 56%, respectively, for the Mara State No. 1 well, and approximately 46% and 36%, respectively, for the Match Box Federal No. 1 well.

The Company has recently increased its leasehold position in Area 3 by approximately 46%, thereby increasing its combined leasehold position in its entire New Mexico Wolfcamp gas project by approximately 17%. Currently, Parallel’s leasehold is approximately 25,000 gross (16,000 net) acres in Area 3, approximately 77,000 gross (35,000 net) acres in Area 2, and approximately 63,000 gross (4,600 net) acres in Area 1, which brings its total leasehold position in the project to approximately 165,000 gross (55,000 net) acres.

Background Information

The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel Petroleum, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Geologically, the play is described as a broad area of gas-saturated, low permeability Wolfcamp dolomite, which historically has responded relatively poorly to conventional drilling and completion techniques. The introduction of horizontal drilling and multi-stage fracture completion techniques since mid-2004 has improved production response from the rock, thereby increasing industry interest in the play. To date, approximately 100 horizontal permits have been approved by state and federal regulatory agencies. Current New Mexico Oil Conservation Division regulations allow for minimum 160-acre horizontal spacing, which appears to be validated by early results from recent 160-acre horizontal wells drilled and completed by EOG Resources Inc. (NYSE: EOG).

Prior to this announcement, the best performing well in the play was EOG Resources Inc.’s Nile 22 State Com No. 1H well, which averaged 3,938 Mcf of gas per day during its first full month of production, according to publicly available data. Parallel’s current performance “type curve” anticipates the typical horizontal Wolfcamp

-more-

Parallel Petroleum Announces Its First Company Operated Horizontal Wolfcamp Gas Completion

and Acquisition of Additional Leasehold in New Mexico Project

April 25, 2006

well will exhibit an initial gross gas rate of approximately 2,100 Mcf of gas per day and a hyperbolic curve shape which yields approximately 2 BCF of gross gas reserves over a 17-year period. This “type curve”, along with an assumed drill-and-complete cost of $2.2 million, a royalty burden of 20%, and a realized wellhead price of $7.00 per Mcf of natural gas, yields a “typical well” undiscounted payout, undiscounted net income-to-investment ratio and rate-of-return of 0.95 years, 4.47:1 and 100%, respectively.

Project Status

Parallel has budgeted $45.5 million for this project in 2006, which will be used to fund the drilling and completion of 24 Company operated and 24 non-operated horizontal wells, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold. As stated above, Parallel has recently increased its leasehold position in its entire New Mexico Wolfcamp gas project by approximately 17% to 165,000 gross (55,000 net) acres, with the majority of the increase being in Area 3.

Area 1 – Parallel currently holds approximately 63,000 gross (4,600 net) acres in this portion of the project, which is operated by third parties, primarily by LCX Energy, LLC. Due to Parallel’s acreage position, the Company has the opportunity to participate with other operators through periodic acreage contributions into pooled units. As of this press release, Parallel has ownership in 15 active producing wells, of which 11 are operated by LCX Energy and 4 are operated by EOG Resources. The Company also has 4 LCX Energy wells that are either awaiting completion or have completions in progress. One EOG Resources well and 2 LCX Energy wells are currently drilling, and Parallel anticipates commencing the drilling of its first horizontal Wolfcamp well with Devon as operator within the next few weeks. Parallel’s proportionate base working interest in Area 1 is 8.5%.

Area 2 – Parallel currently holds approximately 77,000 gross (35,000 net) acres in this Company operated area, with a proportionate base working interest of approximately 85.0%. To date, Parallel has re-entered and made a vertical Wolfcamp completion in the Seabiscuit No. 1 well and has drilled the Affirmed No. 1, the Dash for Cash No. 1 and the Seabiscuit No. 2 wells as Wolfcamp horizontals. All three horizontal wells were drilled with laterals of approximately 4,000 feet in length, were cased and cemented, and are now awaiting completion and pipeline connection.

Due to the lack of existing infrastructure in the area, Parallel will install a treating plant and will build approximately nine miles of 16-inch pipeline. All plant and pipeline components have been ordered, with anticipated delivery beginning in early May. The current schedule calls for pipeline and plant installation and completion of the first three horizontal wells in time to commence gas sales on or before July 1, 2006.

Parallel also currently holds five other fully approved drilling permits and has one other permit in progress in Area 2. The Company anticipates moving one drilling rig back into Area 2 early in the third quarter of 2006.

Area 3 – As stated above, Parallel has recently increased its leasehold position in Area 3 by approximately 46% to 25,000 gross (16,000 net) acres. The Company’s proportionate base working interest in this operated area is approximately 85.0%. In addition to the information released above regarding the initial production of the Boxtop 1921-1 Federal No. 1 well and the drilling information discussed on the Mara State No. 1 and the Match Box Federal No. 1 wells, the Company currently holds five fully approved drilling permits and has another ten permits currently in progress in Area 3.

Currently, the Company has two drilling rigs running in Area 3 and anticipates having a total of four rigs running in Areas 2 and 3 by the first quarter of 2007.

-more-

Parallel Petroleum Announces Its First Company Operated Horizontal Wolfcamp Gas Completion

and Acquisition of Additional Leasehold in New Mexico Project

April 25, 2006

Management Comments

Don Tiffin, Parallel’s Chief Operating Officer, commented, “We are very pleased with the way this play continues to develop and gain confirmation of geology and reservoir performance with each passing month through additional production history, refinement of drilling and completion techniques, improving well results and the attraction of new operators.”

Mr. Tiffin further commented, “More importantly, we are thrilled with the results of the Boxtop 1921-1 Federal No. 1 well, which are significantly better than both the previous ‘best well’ in the play and our current ‘type curve’. The combination of our large, strategically located acreage position and ‘type curve’ well performance provides for a potential drilling inventory in excess of 300 drilling locations in the project, assuming 160-acre spacing.”

In a final management comment, Larry C. Oldham, Parallel’s President and CEO, stated, “Based on the potential of our New Mexico Wolfcamp horizontal gas project, we expect that it will rapidly become the Company’s largest natural gas asset in terms of reserves and production.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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